Etsy, Inc. Reports First Quarter 2018 Financial Results
Reports 19.8% GMS Growth
Increases 2018 Guidance

Brooklyn, NY - May 8, 2018 - Etsy, Inc. (NASDAQ: ETSY), the global marketplace for unique and creative goods, today announced financial results for its first quarter ended March 31, 2018.

“We are pleased to report that GMS and revenue growth accelerated for the third consecutive quarter in Q1,” said Josh Silverman, Etsy, Inc. CEO. “We believe these results underscore the size of the opportunity ahead for Etsy, as well as the continued momentum we are unlocking from our focused execution.  We are proud of the tremendous progress we have made in a short amount of time executing against our four key initiatives, and believe we are well positioned to capitalize on the many opportunities ahead.”

First Quarter 2018 Financial Summary
(in thousands except percentages; unaudited)

	Three Months Ended March 31,		% Growth Y/Y
	2018	2017
GMS	$861,075	$719,041	19.8%
Revenue	$120,912	$96,891	24.8%
Marketplace revenue	$87,967	$70,562	24.7%
Services revenue	$32,605	$24,144	35.0%
Net income (loss)	$12,967	$(421)	3,180.0%
Adjusted EBITDA	$26,421	$9,722	171.8%

Active sellers	1,970	1,801	9.4%
Active buyers	34,693	29,669	16.9%
Percent mobile GMS	54%	51%	300	bps
Percent international GMS	35%	32%	300	bps

For information about how we define our metrics, see our Annual Report on Form 10-K for the year ended December 31, 2017, except for Marketplace revenue and Services revenue which are described below.

First Quarter 2018 Operational Highlights
GMS was $861.1 million in the first quarter of 2018, up 19.8%, compared with the first quarter of 2017. We accelerated GMS growth by 200 bps compared with the fourth quarter of 2017, marking the third consecutive quarter of sequential acceleration in this metric on an as-reported basis. GMS growth was supported by 9.4% year-over-year growth in active sellers and 16.9% year-over-year growth in active buyers. On a currency-neutral basis (excluding the direct impact of currency translation on GMS from goods sold that are listed in non-U.S. dollar currencies) GMS growth was 17.6% compared with 15.2% in the first quarter of 2017. On a currency-neutral basis, we accelerated GMS growth by 110 bps compared with the fourth quarter of 2017.
Year-over-year aggregate conversion rate growth increased for the second consecutive quarter led by continued performance on mobile web, which typically carries the lowest conversion rate compared to desktop and our mobile buyer app.
Percent mobile GMS was approximately 54% in the first quarter of 2018, up from approximately 51% in the first quarter of 2017 and approximately 52% in the fourth quarter of 2017. We believe this increase was a result of increased mobile traffic, in line with industry trends, and, to a lesser extent, continued improvements in our mobile offerings for Etsy buyers. Percent international GMS was 35% in the first quarter of 2018, up from 32% in the first quarter of 2017 and 33% in the fourth quarter of 2017. International GMS growth was up approximately 30% year-over-year and grew faster than overall GMS during the first quarter, largely due to currency exchange rates, as well as growth in markets where Etsy Payments is not offered, global product work and seller outreach. On a currency-neutral basis, international GMS growth would have been 24%. U.S. GMS growth also accelerated compared to the fourth quarter of 2017, and was up 15% year-over-year.

Recent Operational Highlights
In the first quarter of 2018, we invested resources in foundational work, which addressed three primary areas: technical debt, operational efficiency, and infrastructure imperatives. We streamlined our code base to enable more nimble development, implemented a new help center, and made strides migrating to the cloud. We also dedicated resources to achieve steady wins that have had an immediate impact on our results, including our four key initiatives. First quarter highlights include:
Improving trust & reliability: We launched several product enhancements aimed at bolstering trust on the platform and improving conversion rates. Notable launches include a new iteration of guest checkout on mobile web to improve the commerce experience and the functionality for our buyers.
Enhancing search & discovery: Within search and discovery, we continued to launch new product enhancements and build on prior launches to help our buyers around the world find the right product at the right time. We improved context specific ranking to deliver even better results by ranking more listings related to a specific search query.
Building world-class marketing capabilities: We continued to focus on utilizing our marketing efforts to drive new and existing buyers to Etsy. In April, we launched Targeted Offers to allow our sellers to offer discounts and coupons to buyers who have added items to their cart. We expect this work will continue to help drive traffic to Etsy, increase buyer and seller retention, and drive awareness for the Etsy brand.
Providing best-in-class seller tools and services: In order to reduce the amount of time our sellers spend on administrative tasks, we launched an order management experience to help sellers fulfill orders more accurately and better manage their inventory. In addition, we have enabled sellers to send custom listings from their mobile device, which helps them manage their business on the go. Custom orders are a key differentiator for us and help make the buyer experience special. We have also further optimized Promoted Listings by using context specific ranking to surface more relevant ads.
First Quarter 2018
“Q1 was another strong quarter of both revenue and Adjusted EBITDA growth” said Rachel Glaser, Chief Financial Officer. “As an organization, we exercise a disciplined approach to resource investment, focusing our efforts on initiatives that we believe have highest probability to create long-term growth while continuously striving for operational efficiencies.”
Revenue Categories
In connection with the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers, we renamed our revenue categories Marketplace and Services revenue. Marketplace revenue represents the fees we charge sellers to list items in the marketplace, the fees we charge for transactions between buyers and sellers, and the use of Etsy Payments by our sellers to process payments. Services revenue, formerly called Seller Services revenue, is derived from the optional services we provide to our sellers, which include Promoted Listings, Etsy Shipping Labels, and Pattern by Etsy. Revenue from Etsy Payments, our payments processing product, formerly included in Services revenue, is now included in Marketplace revenue because Etsy Payments is required to be used by Etsy sellers in the countries where it is available. All numbers presented in this press release reflect this reclassification.
The following table provides our Marketplace and Services revenue under our previous and current presentation:

	Quarter-to-Date Period Ended				Year-to-Date Period Ended
	Previous Presentation		Updated Presentation		Previous Presentation		Updated Presentation
	Marketplace Revenue	Services Revenue	Marketplace Revenue	Services Revenue	Marketplace Revenue	Services Revenue	Marketplace Revenue	Services Revenue

	(in thousands)
March 31, 2018	$47,834	$72,738	$87,967	$32,605	$47,834	$72,738	$87,967	$32,605
December 31, 2017	54,251	82,319	102,261	34,309	179,492	258,453	326,076	111,869
September 30, 2017	42,413	63,371	77,808	27,976	125,241	176,134	223,815	77,560
June 30, 2017	42,069	58,816	75,445	25,440	82,828	112,763	146,007	49,584
March 31, 2017	40,759	53,947	70,562	24,144	40,759	53,947	70,562	24,144

First Quarter 2018 Financial Highlights
Total revenue was $120.9 million for the first quarter of 2018, up 24.8% year-over-year, driven by growth in both Marketplace and Services revenue. Marketplace revenue grew 24.7% year-over-year, driven by growth in Etsy Payments, which continued to benefit from the requirement that sellers in eligible countries adopt the service. During the second quarter of 2018, we will anniversary the Etsy Payments adoption requirement, which has been a substantial driver of year-over-year revenue growth, and therefore, we expect Etsy Payments revenue to trend more in-line with GMS growth in future quarters. Marketplace revenue also benefited from growth in transaction fee revenue and, to a lesser extent, growth in listing fee revenue. Services revenue grew 35.0% year-over-year, driven primarily by revenue growth in Promoted Listings, and, to a lesser extent, Etsy Shipping Labels. Gross profit for the first quarter of 2018 was $79.6 million, up 27.9% year-over-year and gross margin was 65.8%, up 160 basis points compared with 64.2% in the first quarter of 2017.
Total operating expenses were $65.8 million in the first quarter of 2018, up 2.3% year-over-year. For comparison, in the same quarter last year, operating expenses grew 36.4% year-over-year; the year-over-year deceleration in operating expense growth reflects the impact of our recent actions to streamline our cost structure offset by increased spend in digital marketing and professional services.
Net income for the first quarter of 2018 was $13.0 million, with diluted earnings per share of $0.10, compared with a net loss of $0.4 million and a net loss per share of $0.00 in the first quarter of 2017. Etsy’s net income in the first quarter of 2018 included interest expense of $3.8 million, including interest related to our Brooklyn headquarters and our convertible debt offering in March 2018, and a $1.9 million foreign exchange gain, primarily non-cash.
Non-GAAP Adjusted EBITDA for the first quarter of 2018 was $26.4 million and grew 171.8% year-over-year. Non-GAAP Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by revenue) was 21.9%, up 1,190 bps year-over-year. Adjusted EBITDA performance was driven primarily by revenue growth and increased efficiencies in our operating structure which led to lower employee-related costs.
Net cash provided by operating activities was $26.4 million in the first quarter of 2018 compared with $3.3 million in the first quarter of 2017. The increase in net cash provided by operating activities for the quarter was mainly driven by revenue growth and lower employee-related costs.
In March 2018, Etsy completed a convertible debt offering issuing $345.0 million aggregate principal amount of 0% Convertible Senior Notes due March 1, 2023 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The initial conversion price of the Notes represented a premium of approximately 37.5% over the price of Etsy's common stock. In addition, Etsy entered into capped call transactions that effectively increase the premium for conversion of the Notes at maturity to 100% and are generally expected to reduce potential dilution. The net proceeds of these transactions were approximately $300.7 million after deducting the initial purchaser discount, offering expenses and capped call transaction costs. The net proceeds include $41.9 million of proceeds immediately used for share repurchase.
Under the stock repurchase program announced in November 2017, Etsy repurchased an aggregate of approximately $68.6 million, or 2,807,393 shares of its common stock in the first quarter of 2018, including 1,588,500 shares repurchased concurrently with the convertible debt offering.
Cash, marketable securities, and short-term investments were $601.4 million as of March 31, 2018.

2018 Financial Guidance
We are raising our 2018 guidance for GMS growth, revenue growth and Adjusted EBITDA margin.

	2018 Original Guidance	2018 Revised Guidance
GMS Year-Over-Year Growth	14-16%	16-18%
Revenue Year-Over-Year Growth	21-23%	22-24%
Adjusted EBITDA Margin	20-22%	21-23%

•	We anticipate that the key factors impacting our 2018 GMS and revenue guidance will be:

◦	Continued visit growth.

◦	Conversion rate growth driven by product launches enhancing the buying experience.

◦	Continued growth in international GMS, which we expect to grow faster than overall GMS, driven by global product enhancements and assuming stable currency rates.

◦
Continued Services revenue growth, which we expect to grow at a faster pace than Marketplace revenue growth as we add enhancements and features to our portfolio of services and increase our efforts to grow seller adoption. Also, we expect Promoted Listings to be the primary driver of Services revenue growth in 2018.

◦
External headwinds, which we expect may offset some growth, such as E.U.'s GDPR, currency fluctuations, changes to VAT and state sales tax laws, and the potential for geopolitical events that impact trade.

•	We anticipate that the key factors impacting our 2018 Adjusted EBITDA margin guidance will be:

◦
Lower operating expense as a percent of revenue stemming from the approximately $35 million in annualized cost savings resulting from increased efficiencies in our operating structure in 2017. We expect to gain the most leverage in general administrative expenses, followed by product development expenses.

◦
We expect to spend approximately $10 million to $15 million in 2018 on cloud migration activities, most of which will be expensed through cost of revenue. Throughout the first few phases of the migration, we will maintain some of our existing data center infrastructure to ensure reliability of our platform. As we migrate to the cloud we anticipate spending a smaller portion on existing data center infrastructure and more on cloud capacity. As a result, compared with 2017, we expect to reduce capital expenditures related to maintaining our existing data center infrastructure by $4 million to $5 million in 2018. Once we have fully migrated to the cloud, we expect our total cash costs will decrease compared to our standalone data center infrastructure.

Etsy is not able, at this time, to provide GAAP targets for net income margin for 2018 because of the unreasonable effort of estimating certain non-cash items that are excluded from non-GAAP Adjusted EBITDA margin, including, for example, provision or benefit for income taxes and foreign exchange gain or loss, the effect of which may be significant.
Webcast and Conference Call Information
Etsy will host a webcast to discuss these results at 5:00 p.m. ET today. To access the live webcast and accompanying slide deck, please visit the Etsy Investor Relations website, investors.etsy.com, and go to the Investor Events section. Dial-in details for the conference call are below.
Toll free: (855) 852-1946
International: (720) 634-2903
Conference ID: 7577365

A replay will be available following the live webcast and may be accessed on the same website. A telephonic replay will also be available through 10:30 p.m. ET on May 22, 2018 at the same dial-in details noted above.
About Etsy
Etsy, Inc. is the global marketplace for unique and creative goods. Our mission is to keep commerce human, and we're committed to using the power of business to strengthen communities and empower people. We connect millions of buyers and sellers from nearly every country in the world. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Etsy has used, and intends to continue using, its investor relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations
ir@etsy.com
Gabriel Ratcliff, Manager, Investor Relations
ir@etsy.com

Media Relations Contact:
Jessica Doyle, Vice President, Communications
press@etsy.com
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements related to our business strategy, financial guidance and key drivers thereof, including the impact of our focus areas and key initiatives, our product launch roadmap and expected impact on future GMS and revenue growth, and the expected impact of external headwinds. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “plans,” “will,” “intends,” or similar expressions and the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) our history of operating losses; (2) the fluctuation of our quarterly operating results; (3) our ability to implement our business strategy; (4) our ability to attract and retain an active and engaged community of Etsy sellers and Etsy buyers; (5) macroeconomic events that are outside of our control; (6) our ability to recruit and retain employees; (7) the importance to our success of the trustworthiness of our marketplace and the connections within our community; (8) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of Etsy sellers and Etsy buyers; (9) the effectiveness of our marketing efforts; (10) the effectiveness of our mobile solutions for Etsy sellers and Etsy buyers; (11) our ability to expand our business in our core geographic markets; (12) regulation in the area of privacy and protection of user data; (13) our dependence on third-party payment providers; and (14) the potential misuse or disclosure of sensitive information about our members and the potential for cyber-attacks. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of March 31, 2018	As of December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$533,855	$315,442
Short-term investments	67,526	25,108
Accounts receivable, net	31,292	33,677
Prepaid and other current assets	23,738	20,379
Funds receivable and seller accounts	48,586	44,658
Total current assets	704,997	439,264
Restricted cash	5,341	5,341
Property and equipment, net	116,385	117,617
Goodwill	39,228	38,541
Intangible assets, net	3,500	4,100
Other assets	714	720
Total assets	$870,165	$605,583
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,094	$13,622
Accrued expenses	35,384	28,743
Capital lease obligations—current	4,861	5,798
Funds payable and amounts due to sellers	48,586	44,658
Deferred revenue	6,464	6,262
Other current liabilities	3,167	3,394
Total current liabilities	106,556	102,477
Capital lease obligations—net of current portion	3,231	4,115
Deferred tax liabilities	32,303	23,786
Facility financing obligation	60,041	60,049
Long-term debt, net	265,415	—
Other liabilities	18,132	18,262
Total liabilities	485,678	208,689
Total stockholders’ equity	384,487	396,894
Total liabilities and stockholders’ equity	$870,165	$605,583

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share amounts; unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue	$120,912	$96,891
Cost of revenue	41,295	34,659
Gross profit	79,617	62,232
Operating expenses:
Marketing	26,194	23,454
Product development	20,721	18,116
General and administrative	18,904	22,763
Total operating expenses	65,819	64,333
Income (loss) from operations	13,798	(2,101)
Other (expense) income, net	(817)	628
Income (loss) before income taxes	12,981	(1,473)
(Provision) benefit for income taxes	(14)	1,052
Net income (loss)	$12,967	$(421)
Net income (loss) per share attributable to common stockholders:
Basic	$0.11	$0.00
Diluted	$0.10	$0.00
Weighted-average common shares outstanding:
Basic	121,267,092	115,696,024
Diluted	125,772,315	115,696,024

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities
Net income (loss)	$12,967	$(421)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation expense	5,740	4,043
Stock-based compensation expense—acquisitions	714	842
Depreciation and amortization expense	6,320	6,938
Bad debt expense	912	332
Foreign exchange gain	(1,850)	(2,780)
Amortization of debt issuance costs	122	56
Non-cash interest expense	1,077	2,145
Interest on marketable securities	(80)	277
(Gain) loss on disposal of assets	(4)	49
Deferred income taxes	91	—
Changes in operating assets and liabilities	412	(8,172)
Net cash provided by operating activities	26,421	3,309
Cash flows from investing activities
Purchases of property and equipment	(192)	(2,700)
Development of internal-use software	(3,097)	(3,956)
Purchases of marketable securities	(59,811)	(23,240)
Sales of marketable securities	17,447	42,290
Net cash (used in) provided by investing activities	(45,653)	12,394
Cash flows from financing activities
Repurchase of stock for tax on RSU vesting	(1,780)	(797)
Repurchase of stock	(68,586)	—
Proceeds from exercise of stock options	10,249	600
Proceeds from issuance of convertible senior notes	345,000	—
Payment of debt issuance costs	(9,127)	—
Purchase of capped call	(34,224)	—
Payments on capital lease obligations	(1,850)	(1,835)
Payments on facility financing obligation	(3,122)	—
Net cash provided by (used in) financing activities	236,560	(2,032)
Effect of exchange rate changes on cash	1,085	(456)
Net increase in cash, cash equivalents and restricted cash	218,413	13,215
Cash, cash equivalents and restricted cash at beginning of period	320,783	186,933
Cash, cash equivalents and restricted cash at end of period	$539,196	$200,148

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth for the periods presented below is as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency Neutral	FX Impact	As Reported	Currency Neutral	FX Impact
March 31, 2018	19.8%	17.6%	2.2%	19.8%	17.6%	2.2%
December 31, 2017	17.8%	16.5%	1.3%	14.5%	14.3%	0.2%
September 30, 2017	13.2%	12.6%	0.6%	13.0%	13.4%	(0.4)%
June 30, 2017	11.8%	12.6%	(0.8)%	12.9%	13.9%	(1.0)%
March 31, 2017	14.2%	15.2%	(1.0)%	14.2%	15.2%	(1.0)%
Non-GAAP Financial Measures
Adjusted EBITDA
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income (loss) adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange gain and restructuring and other exit costs (income). Below is a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA in this press release because it is a key measure used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform.
We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense;

•	Adjusted EBITDA does not consider the impact of foreign exchange gain;

•	Adjusted EBITDA does not consider the impact of restructuring and other exit costs (income); and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income (loss) and our other GAAP results.

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
	2018	2017

	(in thousands)
Net income (loss)	$12,967	$(421)
Excluding:
Interest and other non-operating expense, net (1)	2,667	2,152
Provision (benefit) for income taxes	14	(1,052)
Depreciation and amortization (1)	6,320	6,938
Stock-based compensation expense (2)	5,740	4,043
Stock-based compensation expense—acquisitions (2)	714	842
Foreign exchange gain	(1,850)	(2,780)
Restructuring and other exit costs (income) (3)	(151)	—
Adjusted EBITDA	$26,421	$9,722

(1)
Included in interest and depreciation expense amounts above, are interest and depreciation expense related to our headquarters under build-to-suit accounting requirements, which commenced in May 2016. In the three months ended March 31, 2018 and 2017 those amounts are as follows:

	Three Months Ended March 31,
	2018	2017

	(in thousands)
Interest expense	$2,250	$2,145
Depreciation	819	819
(2) Total stock-based compensation expense included in the Consolidated Statements of Operations is as follows:

	Three Months Ended March 31,
	2018	2017

	(in thousands)
Cost of revenue	$546	$364
Marketing	478	444
Product development	2,639	2,020
General and administrative	2,791	2,057
Total stock-based compensation expense	$6,454	$4,885
(3) Total restructuring and other exit costs (income) included in the Consolidated Statements of Operations are as follows:

	Three Months Ended March 31,
	2018	2017

	(in thousands)
Cost of revenue	$(7)	$—
Marketing	(58)	—
Product development	(79)	—
General and administrative	(7)	—
Total restructuring and other exit costs (income)	$(151)	$—